Exhibit 4.2

CONTROL4 CORPORATION

EIGHTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

January 21, 2011

TABLE OF CONTENTS

1.	Registration Rights		2
	1.1	Definitions	2
	1.2	Request for Registration	3
	1.3	Company Registration	4
	1.4	Form S-3 Registration	6
	1.5	Obligations of the Company	7
	1.6	Information from Holder	8
	1.7	Expenses of Registration	8
	1.8	Delay of Registration	9
	1.9	Indemnification	9
	1.10	Reports Under Securities Exchange Act of 1934	11
	1.11	Assignment of Registration Rights	11
	1.12	Limitations on Subsequent Registration Rights	12
	1.13	Market Stand-Off Agreement	12
	1.14	Termination of Registration Rights	13

2.	Covenants		13
	2.1	Delivery of Financial Statements	13
	2.2	Inspection	14
	2.3	Termination of Information and Inspection Covenants	14
	2.4	Right of First Offer	15
	2.5	Board Observer Rights	16
	2.6	Expenses	16
	2.7	Director and Officer Insurance	17
	2.8	Legend	17
	2.9	Lock-Up Agreement of Future Security Holders	17
	2.10	Employee Stock	17
	2.11	Confidential Information, Invention Assignment and Non-Compete Agreements	17
	2.12	Key Person Insurance	18
	2.13	IPO Participation Rights	18
	2.14	Termination of Certain Covenants	20

3.	Miscellaneous		21
	3.1	Successors and Assigns	21
	3.2	Governing Law	21
	3.3	Counterparts	21
	3.4	Titles and Subtitles	21
	3.5	Notices	21
	3.6	Expenses	21
	3.7	Entire Agreement; Amendments and Waivers	22
	3.8	Severability	22
	3.9	Aggregation of Stock	23
	3.10	Arbitration	23
	3.11	Waiver of Right of First Offer	23

i

CONTROL4 CORPORATION

EIGHTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Eighth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of the 21st day of January, 2011, by and among Control4 Corporation, a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto (individually, an “Investor” and collectively, the “Investors”) and the holders of Common Stock listed on Schedule B hereto (the “Common Holders”).

RECITALS

A.                                    Certain existing investors of the Company (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series G-l Preferred Stock and possess registration rights, rights of first offer and certain other rights pursuant to that certain Seventh Amended and Restated Investors’ Rights Agreement dated as of June 24, 2009 among the Company, the Existing Investors, and the Common Holders, (the “Prior Agreement”);

B.                                    The Existing Investors are holders of at least a majority of the outstanding Registrable Securities (as defined in the Prior Agreement) and desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

C.                                    The execution of this Agreement on or by the First Closing or a Subsequent Closing (each as defined in the Series H Preferred Stock Purchase Agreement of even date herewith (the “Series H Agreement”)) is a condition of the Company’s and certain of the Investors’ mutual obligations at the First Closing or a Subsequent Closing, as applicable (each as defined in the Series H Agreement); and

D.                                    In order to induce the Company and the Common Holders to approve the issuance of the Series H Preferred Stock and to induce certain of the Investors to invest funds in the Company pursuant to the Series H Agreement, the Investors, the Common Holders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

AGREEMENT

1.                                      Registration Rights

The Company covenants and agrees as follows:

1.1                               Definitions

For purposes of this Section 1 and for purposes of this Agreement:

(a)                                 The term “Act” means the Securities Act of 1933, as amended.

(b)                                 The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c)                                  The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof to whom registration rights are assigned in accordance with Section 1.11 hereof; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Sections 1.2, 1.4, 1.12 and 3.7.

(d)                                 The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(e)                                  The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f)                                   The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)                                  The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-l Preferred Stock or Series H Preferred Stock, (ii) the shares of Common Stock issued to the Common Holders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.4, 1.12 and 3.7, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Holder in a transaction in which such Holder’s rights under this Agreement are not assigned.  In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale or (C) the Holder’s rights pursuant to this Section 1 have not terminated in accordance with Section 1.14 below.  The number of shares of “Registrable Securities” outstanding shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

(h)                                 The term “SEC” shall mean the Securities and Exchange Commission.

1.2                               Request for Registration

(a)                                 Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six months after the effective date of the Initial Offering, a written request (the “Initial Request”) from the Holders of Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within twenty days of the receipt of the Initial Request, give written notice of the Initial Request to all Holders, and subject to the limitations of this Section 1.2, file as soon as practicable, and in any event within 90 days, a registration statement under the Act covering the Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty days after the mailing of the Company’s notice pursuant to this Section 1.2(a), and to use best efforts to cause such registration statement to become effective within one hundred twenty days of the Initial Request.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a).  In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders).  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated among the participating Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1)                                 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(2)                                 after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective, provided, that either (i) the distributions described in such registration statements have been completed or (ii) the registration statements continue to remain in effect and there are no “stop orders” in effect with respect to such registration statements; or

(3)                                 during the period starting with the date sixty days prior to the Company’s good faith estimate of the date of the filing of a Company-initiated registration subject to Section 1.3 hereof, provided the Company delivers notice to the Holders within thirty days of any request for registration under this Section 1.2, and ending on a date ninety days after such registration or in the case of the Initial Offering ending on a date one hundred eighty days after the effective date of such Initial Offering, provided that the Company is actively employing in good faith best efforts to cause such registration statement to become effective; or

(4)                                 if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(5)                                 if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty days after receipt of the Initial Request, provided that such right to delay any request of the Holders under this Section 1 shall be exercised by the Company not more than once in any twelve-month period.

1.3                               Company Registration

(a)                                 If the Company proposes to register (including for this purpose a registration initiated by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is

Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.3(c), use best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)                                  Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriter or underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company subject to the terms of this Section 1.3(c).  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent of the total amount of securities included in such offering, unless such offering is a “Qualified IPO” (as such term is defined in the Company’s then current Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”)), in which case the selling Holders may be completely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, (ii) securities held by any Common Holder be included if any securities by any other selling Holder are excluded, or (iii) the number of shares of Registrable Securities to be included in such underwriting be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4                               Form S-3 Registration

In case the Company shall receive from any Holder(s) of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(1)                                 if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(2)                                 if the Holders, together with the Holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

(3)                                 if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize such right to delay any request of the Holders under this Section 1.4 more than once in any twelve-month period;

(4)                                 if the Company has, within the twelve-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(5)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; and

(c)                                  Subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable, and in any event within 30 days, after receipt of the request or requests of the Holders.

Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5                               Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one hundred twenty days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided that such 120 day period shall be extended for a period of time equal to the period of time that the underwriters or the Company requests that the participating Holders refrain from selling any securities included in such registration;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(f)                                   notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)                                  cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i)                                     use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6                               Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7                               Expenses of Registration

All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3, 1.4 and 1.5 including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements not to exceed $35,000 of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the participating Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration) unless, in the case of a withdrawn registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or unless, in the case of a withdrawn registration requested under Section 1.4, the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration on Form S-3 pursuant to Section 1.4 within the 12-month period after the date of the initial request for registration pursuant to Section 1.4; provided, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii)have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses.

1.8                               Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9                               Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state laws, insofar as such losses, claims, damages, or liabilities (or actions, proceedings, or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person, as incurred, for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action, proceeding or settlement; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action, proceeding or settlement to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)                                 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state laws, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.9(b), as incurred, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action, proceeding or settlement; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed), and provided further, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by an indemnifying Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)                                 If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that an indemnifying Holder will not be obligated to contribute more than the net proceeds received by such indemnifying Holder from such offering.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10                        Reports Under Securities Exchange Act of 1934

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

(b)                                 take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the registration statement filed by the Company for the Initial Offering is declared effective;

(c)                                  file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d)                                 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11                        Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, other than a competitor of the Company (as determined by the Company’s Board of Directors in its reasonable discretion), that (i) is a subsidiary, parent or affiliate of a Holder that is an entity, (ii) is a family member of a Holder or a partner, limited partner, member, retired member, retired, partner or stockholder of a Holder or trust for the benefit of such an individual, (iii) held Registrable Securities prior to such transfer, or (iv) after such assignment or transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) (or such lesser amount if the Holder is transferring all Registrable Securities held by the Holder), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12                        Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority in interest of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder any registration rights if (a) the terms of such registration rights are senior to or pari passu with the registration rights granted to the Holders pursuant to this Agreement or (b) such holder would not be bound by obligations similar to the obligations of the Holders set forth in Section 1.9 and 1.13.  The Investors agree that the foregoing shall not be construed as to limit the Company’s ability to extend the registration rights contained herein pari passu to subsequent purchasers of shares of Series H Preferred Stock who purchase such shares pursuant to and in accordance with the Subsequent Closing (as defined in the Series H Agreement) provisions of the Series H Agreement.  Such purchasers shall be deemed a Holder and an Investor with all of the rights of a Holder and an Investor under this Agreement; provided that as a condition thereto such Holder or Investor shall sign a counterpart signature page to this Agreement.

1.13                        Market Stand-Off Agreement

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  Each Holder further agrees to execute and enter into an agreement (such agreement to be in the form as may be requested by the managing underwriter(s)) with the managing underwriter(s) of such Initial Offering to reflect the foregoing.  The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent stockholders of the Company enter into similar agreements; provided, however, that if any provision of such agreement is waived or terminated with respect to any of the securities of any such officer, director or greater than one percent stockholder (in any such case of waiver or termination, such securities being the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent with respect to the same percentage of securities of each Holder as the percentage the Released Securities represent with respect to the securities held by the applicable officer, director or greater than one percent stockholder.  The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14                        Termination of Registration Rights

No Holder shall be entitled to exercise any right provided for in this Section 1 after five years following the consummation of a Qualified IPO or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act, provided that the shares held by such Holder are less than one percent (1%) of the Company’s outstanding securities.

2.                                      Covenants

The Company hereby covenants to each of the Investors as follows:

2.1                               Delivery of Financial Statements

The Company shall deliver to each Investor who holds at least 1,000,000 shares of the Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock) and as adjusted for splits, dividends, combinations and other recapitalizations (a “Major Investor”):

(a)                                 as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports (the “Year-End Financial Reports”) to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, certified by the Company’s Chief Executive Officer or Chief Financial Officer, and unless otherwise determined by the Board of Directors, audited and certified by an independent public accounting firm of nationally recognized standing approved by the Board of Directors;

(b)                                 as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, unaudited Year-End Financial Reports;

(c)                                  as soon as practicable, but in any event within forty-five days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail, prepared in accordance with GAAP and to be certified, subject to normal year-end audit adjustments, by the Company’s Chief Executive Officer or Chief Financial Officer that they are true and accurate in all material respects as of their dates;

(d)                                 within thirty days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail, prepared in accordance with GAAP consistently applied and to be certified, subject to normal year-end audit adjustments, by the Company’s Chief Executive Officer or Chief Financial Officer that they are true and accurate in all material respects as of their dates;

(e)                                  as soon as practicable, but in any event at least thirty days prior to the end of each fiscal year, a budget for the next fiscal year, approved by the Board of Directors prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(f)                                   such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Major Investor may from time to time request, including a capitalization table and a list of the Company’s stockholders and all holders of the Company’s outstanding options, warrants or other securities; provided, however, that the Company shall not be obligated under this Section 2.1(f) to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2                               Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3                               Termination of Information and Inspection Covenants

The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Major Investors and be of no further force or effect upon the earlier of (a) the closing of the Initial Offering, (b)when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, or (c) a “Deemed Liquidation” (as such term is defined in the Restated Certificate) of the Company, provided that in such Deemed Liquidation the Investors receive cash, cash equivalents or Marketable Securities (as defined below) in consideration for the securities of the Company held by them, provided that this clause (c) shall not cause the information rights to terminate following a merger effected solely for the purpose of changing the domicile of the Company.  The term “Marketable Securities” means securities that are (i) listed on a national securities exchange or listed on the NASDAQ National Market System and (ii) freely tradable by each of the Investors under applicable securities laws on such exchange or system.

2.4                               Right of First Offer

Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its New Shares (as hereinafter defined).  For purposes of this Section 2.4, Major Investor includes any affiliates of a Major Investor.  A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its affiliates as it deems appropriate.  Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“New Shares”), the Company shall first make an offering of such New Shares to each Major Investor in accordance with the following provisions:

(a)                                 The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

(b)                                 By written notification received by the Company, within fifteen (15) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities of the Company then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all outstanding convertible securities and the exercise of any outstanding options or warrants).  The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the New Shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase all or a portion of the New Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors (such shares, the “Remaining Shares”), provided that to the extent the aggregate number of shares the Fully-Exercising Investors desire to purchase exceeds the number of Remaining Shares, then each Fully-Exercising Investor shall only be entitled to purchase that portion of the Remaining Shares that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities of the Company then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of and exercise of all convertible or exercisable securities of the Company then held, by all Fully-Exercising Investors who wish to purchase the Remaining Shares.

(c)                                  If all New Shares that Investors are entitled to obtain pursuant to Section 2.4(b) are not elected to be obtained as provided in Section 2.4(b) hereof, the Company may, during the forty-five (45) day period following the expiration of the period provided in Section 2.4(b) hereof, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree (individually or in the aggregate) than those specified in the Notice.  If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within 45 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)                                 For purposes of this Section 2.4, “New Shares” shall not include, and therefore the right of first offer shall not be applicable to the issuance of, any securities that are specifically excluded from the definition of “Additional Shares of Common Stock” in the Restated Certificate, including, without limitation, shares of Series H Preferred Stock issued or issuable under the Series H Agreement at the First Closing or any Subsequent Closing and shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-l Preferred Stock or Series H Preferred Stock.

2.5                               Board Observer Rights

Each Major Investor (or its representative), and Best Buy Co., Inc. (“Best Buy”) if it is not a Major Investor but holds not less than 1,000,000 shares of Registrable Securities, shall have the right to attend all meetings of the Board of Directors in a nonvoting observer capacity (each such participant, an “Observer”), and to receive copies of all notices, minutes, consents, and other materials that the Company provides to its directors; provided, however, that the Company reserves the right, upon the advice of its counsel, to withhold any information and to exclude such Major Investor if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) such Major Investor or its representative is a direct competitor of the Company; or (iii) a majority of the members of the Board of Directors deem it appropriate to exclude such Major Investor’s representative from any meeting or from any portion thereof because attendance at such meeting or portion thereof (a) could reasonably be expected to raise issues as to a potential conflict of interest between such Major Investor or its representative and the Company or (b) if such Major Investor is a competitor or a potential competitor, or could gain a competitive advantage by reason of the subject matter to be addressed.  Each Major Investor agrees, and any representative of each Major Investor will agree, to hold in confidence all information provided to it or learned by it in connection with its rights under this Section 2.5, except to the extent otherwise required by law and any other regulatory process to which such Major Investor is subject.

2.6                               Expenses

The Company shall pay the reasonable out-of-pocket expenses incurred by non-employee directors in connection with their attendance at Board of Directors meetings or other Company-authorized business.

2.7                               Director and Officer Insurance

The Company shall use commercially reasonable efforts to obtain from financially sound and reputable insurers and maintain at all times thereafter director and officer liability insurance with coverage limits customary for similarly situated companies, as determined by and on such terms as are approved by a majority of the directors.

2.8                               Legend

Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT, AS AT ANY TIME AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

2.9                               Lock-Up Agreement of Future Security Holders

The Company shall cause each future holder of its securities to enter into an agreement substantially similar to the market stand-off agreement of the Holders set forth in Section 1.13.

2.10                        Employee Stock

With respect to any shares issued or options or rights granted, unless the Board of Directors (including at least one of the Preferred Directors (as defined in the Restated Certificate) agrees otherwise, the Company shall cause each officer, director and employee of the Company to enter into an agreement (i) providing for vesting of such shares or options or rights over 48 months, with no shares or options or rights being vested for 12 months from the date of issuance or grant, as the case may be, at which time 12/48ths of the shares or options or rights shall be vested (provided, however, that director grants may vest monthly over 36 months); (ii) providing for the repurchase of such shares in the event the holder’s employment with or service to the Company terminates; (iii) under which the holder agrees to a market standoff requested by the Company or the underwriters of any public offering of the Company’s securities, substantially similar to that set forth in Section 1.13; and (iv) providing for a right of first refusal in favor of the Company with respect to both vested and unvested shares.

2.11                        Confidential Information, Invention Assignment and Non-Compete Agreements

Each employee of and consultant to the Company shall, as a condition to the commencement and continuation of their employment with or service to the Company, execute a confidential information and invention assignment agreement in a form reasonably satisfactory to the Board of Directors.  Subject to the provisions of applicable law, each key employee of and consultant to the Company (as reasonably determined from time to time by the Board of Directors) shall enter into a non-compete agreement in a form reasonably satisfactory to the Investors.

2.12                        Key Person Insurance

The Company shall use all reasonable efforts to maintain at all times hereafter, term life insurance on the life of William B. West in the amount of $1,000,000.  Such policies shall name the Company as loss payee and shall not be cancelable without the prior approval of the Board of Directors.

2.13                        IPO Participation Rights

(a)                                 Grant of Right.  In connection with the Initial Offering the Company shall, to the extent permissible under applicable law, use reasonable efforts to cause the managing underwriter(s) (the “Managing Underwriter”) of the Initial Offering to offer to each of the holders of the Preferred Stock, including shares of Common Stock issued upon conversion of such Preferred Stock (each, a “Preferred Holder”), the right to purchase in the Initial Offering, at the offering price per share and upon the same terms and conditions which such shares of Common Stock are offered to the public in the Initial Offering, a number of shares of Common Stock determined pursuant to the terms of this Section 2.14.  Subject to the terms and conditions specified in this Section 2.14, the aggregate number of shares that shall be subject to the Preferred Holders’ rights under this Section 2.14 (the “IPO Shares”) shall be determined by dividing (a) Ten Percent (10%) of the aggregate offering price to the public for all the shares offered in the Initial Offering by (b) the offering price per share to the public in the Initial Offering; provided, however, that in the event that the Managing Underwriter advises the Preferred Holders in writing that such level of participation would, in its opinion, materially adversely affect the offering price or the Managing Underwriter’s ability to complete the offering and shall specify the number of IPO Shares which, in its opinion, can be purchased by the Preferred Holders in the Initial Offering without having such an effect, in which case the number of IPO Shares shall be reduced to the number specified in writing by the Managing Underwriter (the “Managing Director’s Cutback”).

(b)                                 Initial Allocation of Shares.  Each Preferred Holder shall initially have the right to purchase in the Initial Offering that portion of the IPO Shares (each Preferred Holder’s “IPO Pro Rata Portion”) which is equal to a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of such Preferred Holder’s shares of Preferred Stock (including any shares of Common Stock issued upon conversion of such Preferred Holders’ shares of Preferred Stock), and the denominator of which shall be the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock held by Preferred Holders (including any shares of Common Stock issued upon conversion of such Preferred Holders’ shares of Preferred Stock).

(c)                                  Initial Offering Notice.  Promptly following the date on which the Company’s red herring preliminary prospectus is first distributed to investors in connection with the Initial Offering, the Company shall deliver written notice (the “Initial Offering Notice”) to each Preferred Holder stating the IPO Pro Rata Portion available to each Preferred Holder in terms of dollars.

(d)                                 Initial Election Notice.  Within five (5) business days after receipt of the Initial Offering Notice, each Preferred Holder desiring to purchase all or a portion of its IPO Pro Rata Portion in the Initial Offering shall deliver written notice to the Company (the “Initial Election Notice”) indicating the amount of such Preferred Holder’s IPO Pro Rata Portion in terms of dollars that the Preferred Holder desires to purchase in the Initial Offering, which indication shall be non-binding with respect to such Preferred Holder.

(e)                                  Additional Allocation Shares.  Each Preferred Holder that elected in its Initial Election Notice to purchase its full IPO Pro Rata Portion (a “Fully-Exercising Preferred Holder”) shall have the right to purchase in the Initial Offering that portion (each Fully-Exercising Preferred Holder’s “Additional IPO Pro Rata Portion”) of the IPO Shares for which the Preferred Holders were entitled to subscribe but were not subscribed for by such Preferred Holders (the “Unexercised IPO Shares”) which is equal to a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of such Preferred Holder’s shares of Preferred Stock (including any shares of Common Stock issued upon conversion of such Preferred Holder’s shares of Preferred Stock), and the denominator of which shall be the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock then held by all Fully-Exercising Preferred Holders (including any shares of Common Stock held by Fully-Exercising Preferred Holders issued upon conversion of Fully-Exercising Preferred Holders’ shares of Preferred Stock).

(f)                                   Additional IPO Notice.  The Company shall promptly deliver written notice (the “Additional IPO Notice”) to each Fully-Exercising Preferred Holder stating such Fully-Exercising Preferred Holder’s Additional IPO Pro Rata Portion in terms of dollars.

(g)                                  Additional Election Notice.  Within three (3) business days after receipt of the Additional IPO Notice, each Fully-Exercising Preferred Holder desiring to purchase all or a portion of its Additional IPO Pro Rata Portion in the Initial Offering shall deliver written notice to the Company indicating the amount of such Fully-Exercising Preferred Holder’s Additional Pro Rata Portion in terms of dollars that the Fully-Exercising Preferred Holder desires to purchase in the Initial Offering, which indication shall be non-binding with respect to such Preferred Holder.  A Preferred Holder may, in its Initial Election Notice, indicate its interest in purchasing all or a portion of its Additional IPO Pro Rata Portion (if any), which shall be deemed sufficient notice to the Company for purposes of this subsection (g).

(h)                                 Sale of IPO Shares by the Company.  The Company shall have the right to sell to the public (or, as applicable, the underwriters) in the Initial Offering all IPO Shares not elected to be purchased pursuant to this Section 2.14.

(i)                                     Assignment.  The right to purchase IPO Shares pursuant to this Section 2.14 may be assigned, in whole or in part, by a Preferred Holder only to limited or general partners, stockholders, members, unitholders or affiliates of such Preferred Holder, any beneficial owners of any interest in such Preferred Holder; provided, that in no event shall any of the rights in this Section 2.14 be assigned prior to the time that the Company first distributes its red herring preliminary prospectus to investors in connection with an Initial Offering.

(j)                                    Securities Law Compliance.  Notwithstanding anything to the contrary contained in this Section 2.14, all action taken pursuant to this Section 2.14 shall be made in accordance with all federal and state securities laws, including, without limitation, Rule 134 of the Securities Act and all applicable rules and regulations promulgated by the National Association of Securities Dealers, Inc. and other such self-regulating organizations.  This arrangement between the Company and each Preferred Holder is not an offer to sell or a solicitation of an offer to buy the IPO Shares, and any decision any Preferred Holder makes with respect to the IPO Shares shall be made only after delivery of the “red herring prospectus” related to the Initial Offering and shall be made in compliance with all securities laws and regulations.  Each Preferred Holder also understands that the provisions of Section 16 of the Exchange Act and other statutory and regulatory provisions may limit such investor’s ability to resell the IPO Shares.  The Company shall be relieved of any obligations under this Section 2.14 if (a) regulatory authorities prohibit the consummation of the Initial Offering based on their objection to the provisions of this Section 2.14 after discussion with the Company and its legal counsel; (b) regulatory authorities allow the Company to fulfill its obligations under this Section 2.14 only on the condition that rescission rights or other extraordinary liability will be assumed by the Company or the underwriters; or (c) the resolution with regulatory authorities relating to this arrangement would delay the Initial Offering more than ten (10) days beyond delays caused by other comments from regulatory authorities.  Nothing in this Section 2.14 obligates the Company to make a registered public offering of its shares and this Section 2.14 applies only to the Initial Offering, if and when one occurs.

(k)                                 Further Assurances.  In connection with any potential purchase under this Section 2.14, each of the Preferred Holders agrees to take all actions that the Company or its counsel reasonably deems necessary, appropriate or desirable in connection with such potential purchase.

(l)                                     Amendments and Waivers.  Notwithstanding anything to the contrary herein, any provision of this Section 2.14 may be amended, and the performance or observance of any provision of this Section may be waived, only by a written instrument signed by (1) the Company, and (2) the holders of Preferred Stock holding not less than fifty-eight percent (58%) of the Common Stock issued or issuable upon conversion of the Preferred Stock issued to such Preferred Holders.

2.14                        Termination of Certain Covenants

The covenants set forth in Sections 2.4 through 2.13 (except to the extent expressly set forth therein) shall terminate and be of no further force or effect upon: (a) the consummation of a Qualified IPO, or (b) a Deemed Liquidation (as defined in the Restated Certificate) of the Company, provided that in such Deemed Liquidation the Investors receive cash, cash equivalents or Marketable Securities in consideration for the securities of the Company held by them, and provided that this clause (b) shall not cause the covenants in Sections 2.4 through 2.13 to terminate following a merger effected solely for the purpose of changing the legal domicile of the Company.

3.                                      Miscellaneous

3.1                               Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                               Governing Law

This Agreement shall be governed by and construed under the corporate laws of the State of Delaware and the laws of the State of California (where Delaware corporate law does not apply) as applied to agreements among California residents entered into and to be performed entirely within California, without giving effect to principles of conflicts of laws.

3.3                               Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile or other electronic transmission.

3.4                               Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                               Notices

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon receipt by the sender of a confirmation of a successful facsimile transmission, (c) one business day after deposit with a nationally recognized overnight courier service, prepaid for overnight delivery and addressed as set forth in (d) below, or (d) three days after deposit with the U.S.  Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the Schedule A or Schedule B hereto, as the case may be, or at such other address as such party may designate by ten days’ advance written notice to the other parties.

3.6                               Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                               Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Without limiting the foregoing, this Agreement amends and restates the Prior Agreement in its entirety and all of the terms of the Prior Agreement as superseded by the terms of this Agreement.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors holding a majority in interest of the then outstanding Registrable Securities; provided, however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the Common Holders holding a majority of the Registrable Securities held by the Common Holders; provided, however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of the Major Investors, such amendment or waiver shall also require the written consent of the Major Investors holding a majority of the Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock) held by the Major Investors; provided further, that any waiver or amendment that has the effect of (i) imposing a new obligation on an Investor or Major Investor, (ii) increasing any existing obligation of an Investor, or (iii) diminishing or waiving any right, privilege or restriction provided for the benefit of an Investor or Major Investor (including, without limitation, a change to the number or percentage of securities that must be held to secure such rights) (other than as a result of any stock dividend, combination, split, reclassification or the like), in each case, without a corresponding modification to the obligations, rights, privileges or restrictions held by each other Investor or Major Investor, as the case may be, shall require the prior written consent of each such differently affected Investor or Major Investor, as the case may be; provided further, that any waiver or amendment that affects any Investor’s observer rights as provided in Section 2.5 or information rights as provided in Section 2.1 shall require the prior written consent of such Investors; and provided further, that any Common Holder or Investor may waive any of such Common Holder’s or Investor’s own rights hereunder without obtaining the consent of any other Common Holders or Investors, as applicable.  Any amendment or waiver effected in accordance with this Section 3.7 shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company.  Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement solely to add a party who after the date of this Agreement acquires shares of the Company’s Series H Preferred Stock pursuant to the terms of the Series H Agreement.  Any such additional party, by executing a counterpart signature page to this Agreement, shall become an Investor for all purposes and shall be bound by all of the applicable provisions under this Agreement.

3.8                               Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9                               Aggregation of Stock

All shares of Registrable Securities held or acquired by subsidiaries or affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10                        Arbitration

Any claims arising under this Agreement shall be resolved in binding arbitration with a duly authorized representative of the American Arbitration Association (“AAA”) in accordance with the provisions hereof and thereof.  Either the Company, the Common Holder(s) or the Investor(s) may submit the matter to binding arbitration before the AAA in San Mateo County, California, which arbitration shall be final and binding on the parties and the exclusive method, absent agreement between the Company, such Common Holder(s) and such Investor(s), for purposes of determining the ability of the Company to satisfy such claim.  All claims shall be settled by a single arbitrator appointed in accordance with the Commercial Arbitration Rules then in effect of the AAA (the “AAA Rules”).  The arbitrator shall render a final decision pursuant to the AAA Rules within thirty (30) days after filing of the claim.  The final decision of the arbitrator shall be furnished to such Common Holder(s), such Investor(s) and the Company in writing and shall constitute the conclusive determination of the issue in question binding upon such Common Holder(s), such Investor(s) and the Company, and shall not be contested by any of them.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s decision.  The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled.  For purposes of this Agreement, the prevailing party shall be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment.

3.11                        Waiver of Right of First Offer

Each of the Existing Investors hereby waives any right of notice or right of first offer to which such Existing Investor may be entitled pursuant to the Prior Agreement.  Such waiver shall be binding upon all parties to the Prior Agreement.

[SIGNATURE PAGES FOLLOW]

EXHIBIT A

SCHEDULE OF INVESTORS

Name and Address of Investors

Foundation Capital IV L.P.

250 Middlefield Road

Menlo Park, CA 94025

(650) 614-0505 Facsimile

FC IV Active Advisors Fund, LLC

250 Middlefield Road

Menlo Park, CA 94025

(650) 614-0505 Facsimile

Foundation Capital IV Principals Fund, LLC

250 Middlefield Road

Menlo Park, CA 94025

(650) 614-0505 Facsimile

Foundation Capital VI, L.P.

250 Middlefield Road

Menlo Park, CA 94025

(650) 614-0505 Facsimile

Foundation Capital VI Principals Fund, LLC

250 Middlefield Road

Menlo Park, CA 94025

(650)614-0505 Facsimile

Redelfs Family Trust UAD December 11, 2000

1108 Fremont Ave.

Los Altos, CA 94024

Thomas Weisel Venture Partners, L.P.

One Montgomery Street, Suite 3700

San Francisco, CA 94104

Thomas Weisel Venture Partners Employee Fund, L.P.

1950 University Avenue, Suite 501

East Palo Alto, CA 94303

vSpring III, L.P.

2795 E. Cottonwood Pkwy, Suite #360

Salt Lake City, Utah 84121

vSpring III (SP), L.P.

2795 E. Cottonwood Pkwy, Suite #360

Salt Lake City, Utah 84121

vSpring Partners III, L.P.

2795 E. Cottonwood Pkwy, Suite #360

Salt Lake City, Utah 84121

vSpring SBIC, L.P.

2795 E. Cottonwood Pkwy, Suite #360

Salt Lake City, Utah 84121

TWB Investment Partnership, L.P.

1201 Third Avenue, 40th Floor

Seattle, Washington 98101

Frazier Technology Ventures, L.P.

601 Union

Two Union Square, Suite 3200

Seattle, WA 98101

SAP Ventures Fund I, L.P.

4 West 4th Avenue, Suite 300

San Mateo, CA 94402

Snake River Ventures, LLC

263 Santa Rita Ave.

Palo Alto, CA 94301

South Fork Ventures LLC

791 Sunshine Dr

Los Altos, CA 94024

Christopher B. Paisley

14870 Three Oaks Court

Saratoga, CA 95070

TWB Investment Partnership II, L.P.

1201 Third Avenue, Floor 48

Seattle, Washington 98101

University Opportunity Fund, LLC

299 South Main, 8th Floor

Salt Lake City, UT 84111

University Opportunity Affiliates Fund, LLC

299 South Main, 8th Floor

Salt Lake City, UT 84111

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Mercato Partners, L.P.

6405 South 3000 East

Salt Lake City, UT 84121-6976

Mercato Partners Q.P., L.P.

6405 South 3000 East

Salt Lake City, UT 84121-6976

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, MN 55423

Attn: Vice President - Best Buy Capital

Fax No.: (952) 430-4817

Copies to:

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, MN 55423

Attn: Legal Department - Corporate and Securities

Fax No.: (612) 292-2323

And

Robins, Kaplan, Miller & Ciresi L.L.P.

2800 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402-2015

Attn: Kevin S.  Spring

Fax No.: (612)339-4181

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Attention: General Counsel Fax No.: 408-525-4757

With a copy to:

Attention: Business Development

Fax No.: 408-526-7864

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attn.: Cynthia Clarfield Hess, Esq.

Fax No.: (650)938-5200

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Sony Electronics Inc.

16530 Via Esprillo, MZ 1106

San Diego, CA 92127

Attn: Head of Corporate Development

With a copy to:

Sony Electronics Inc.

16530 Via Esprillo, MZ 1105

San Diego, CA 92127

ATTN to General Counsel

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE B

SCHEDULE OF COMMON HOLDERS

Name and Address

William B. West

c/o Control4 Corporation

11734 South Election Road

Salt Lake City, Utah 84020

W. Eric Smith

c/o Control4 Corporation

11734 South Election Road

Salt Lake City, Utah 84020

Mark J. Morgan

c/o Control4 Corporation

11734 South Election Road

Salt Lake City, Utah 84020

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

CONTROL4 CORPORATION

By:	/s/ William B. West
William B. West
Chief Executive Officer

Address:	11734 South Election Road
Salt Lake City, Utah 84020

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

CISCO SYSTEMS, INC.

By:	/s/ Ned Hooper
Name: Ned Hooper
Title: Chief Strategy Officer

Address:

170 West Tasman Drive
San Jose, CA 95134-1706

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

SAP VENTURES FUND I, UP.

By:	SAP Ventures (GPE) I, LLC
Its General Partner

By:	/s/ Nino Marakovic
Name:	Nino Marakovic
Title:	Managing Member

Address:	4 West 4th Avenue, Suite 300
San Mateo, CA 94402

By:	/s/ Jayendra Das
Name:	Jayendra Das
Title:	Managing Member

Address:	4 West 4th Avenue, Suite 300
San Mateo, CA 94402

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

SONY ELECTRONICS INC.

By:	/s/ Marjorie Thomas
Name:	Marjorie Thomas
Title:	Senior Vice President and Corporate Controller

Address:	16530 Via Esprillo
San Diego, CA 92127

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

BEST BUY CO., INC.

By:	/s/ Kuk Yi
Kuk Yi
Vice President, Best Buy Capital

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Foundation Capital IV, L.P.
By:	Foundation Capital Management Co. IV, LLC
its Manager

By:	[Illegible]
Manager

FCIV Active Advisors Fund, LLC
By:	Foundation Capital Management Co. IV, LLC
its Manager

By:	[Illegible]
Manager

Foundation Capital IV Principals Fund, LLC
By:	Foundation Capital Management Co. IV, LLC
its Manager

By:	[Illegible]
Manager

Foundation Capital VI, L.P.
By:	Foundation Capital Management Co. VI, LLC
its Manager

By:	[Illegible]
Manager

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Foundation Capital VI Principals Fund, LLC
By:	Foundation Capital Management Co. VI, LLC
its Manager

By:	[Illegible]
Manager

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

THOMAS WEISEL VENTURE PARTNERS, L.P.

BY:	THOMAS WEISEL VENTURE PARTNERS LLC
ITS:	GENERAL PARTNER

By:	[Illegible]
Name:
Title:

Address:
One Montgomery Street, Suite 3700
San Francisco, CA 94104

THOMAS WEISEL VENTURE PARTNERS EMPLOYEE FUND, L.P.

BY:	THOMAS WEISEL CAPITAL MANAGEMENT, LLC
ITS:	GENERAL PARTNER

By:	[Illegible]
Name:
Title:

Address:
One Montgomery Street, Suite 3700
San Francisco, CA 94104

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

vSpring SBIC, L.P.
By:	vSpring SBIC Management, L.L.C.
its General Partner

By:	/s/ Scott Petty
Scott Petty, Managing Director

vSpring III, L.P.
By:	vSpring Management III, L.L.C.
its General Partner

By:	/s/ Scott Petty
Scott Petty, Managing Director

vSpring III (SP), L.P.
By:	vSpring Management III, L.L.C.
its General Partner

By:	/s/ Scott Petty
Scott Petty, Managing Director

vSpring Partners III, L.P.
By:	vSpring Management III, L.L.C.
its General Partner

By:	/s/ Scott Petty
Scott Petty, Managing Director

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

FRAZIER TECHNOLOGY VENTURES II, L.P.

By FTVM II, L.P., its general partner

By Frazier Technology Management, L.L.C., its general partner

By:	/s/ Len K. Jordan
Len K. Jordan, Managing Member

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Chris Paisley
Chris Paisley

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMMON HOLDERS:

/s/ William B. West
William B. West

Address:	Control4 Corporation
11734 South Election Road
Salt Lake City, UT 84020

Fax: (801) 523-3199

Phone: (801) 523-3103

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMMON HOLDERS:

/s/ W. Eric Smith
W. Eric Smith

Address:	Control4 Corporation
11734 South Election Road
Salt Lake City, UT 84020

Fax: (801) 523-3199

Phone: (801) 523-3103

SIGNATURE PAGE TO

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT